Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT effective as of the 1 day of January, 2022 (the “Effective Date”) between:

First Person Ltd., a corporation existing under the laws of Alberta (the “Corporation”)

- and -

Darcy Campbell, an individual resident in Calgary, Alberta (the “Executive”)

WHEREAS the Executive wishes to be employed with the Corporation and the Corporation wishes to engage the Executive in the role of Chief Financial Officer.

AND WHEREAS the parties wish to set out the terms and conditions of the employment relationship and to outline the rights of the Executive in certain circumstances.

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties have agreed and this Agreement witnesses the terms as set forth herein.

Article 1

DEFINITIONS

1.1	In this Agreement, including the recitals hereto, the following terms shall have the following meanings:

(a)	“Act” means the Employment Standards Code (Alberta), as amended;

(b)	“Acquirors” has the meaning set out in section 1.1(g) of this Agreement;

(c)	“Affiliated” has the meaning set out in the Securities Act (Alberta), as amended from time to time, and an “Affiliate” means one of two or more Affiliated persons;

(d)	“Agreement” means this Executive Employment Agreement, as amended or supplemented from time to time;

(e)	“Applicable Privacy Laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions including, but not limited to, the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law, including the Personal Information Protection Act (Alberta);

(f)	“Board of Directors” shall mean the board of directors of the Corporation;

(g)	“Change of Control” means:

(i)	the acquisition of:

(A)	shares of the Corporation; and/or

(B)	securities convertible into, exercisable for or carrying the right to purchase shares of the Corporation (“Convertible Securities”), as a result of which a person, group of persons or persons acting jointly or in concert, or persons Affiliated or associated (within the meaning of the Business Corporations Act (Alberta)) with any such person, group of persons or any of such persons (collectively “Acquirors”), beneficially own or exercise control or direction over shares of the Corporation or Convertible Securities such that, assuming only the conversion or exercise of Convertible Securities beneficially owned or over which control or direction is exercised by the Acquirors, the Acquirors would beneficially own and exercise control or direction over shares which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation; or

(ii)	the occurrence of:

(A)	an amalgamation, arrangement, merger or other consolidation of the Corporation with another issuer entity pursuant to which the shareholders of the Corporation immediately prior thereto do not immediately thereafter own shares (or other securities) of the successor continuing Corporation (or other issuer entity) which entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing Corporation (or other issuer entity) which may be cast to elect directors of that Corporation (or the equivalent of such other issuer entity) (unless such transaction relates to an issuer with tax attributes and the shareholders of the Corporation retain more than 50% of the equity of the successor continuing entity);

(B)	a liquidation, dissolution or winding-up of the Corporation; or

(C)	a sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

(iii)	the reconstitution of the Board of Directors, whether by the election at a meeting of the Corporation’s shareholders or otherwise, whereby a number of persons are elected or appointed to the Board of Directors, who were not directors of the Corporation at the conclusion of the last annual meeting of shareholders, and who would represent a majority of the Board of Directors following such election or appointment, provided that, a Change of Control does not include: (i) an initial public offering of the Corporation; (ii) a reverse takeover following which the Shareholders of the Corporation immediately prior thereto own shares of the successor or continuing Corporation which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing Corporation which may be cast to elect directors of such Corporation; or (iii) any other internal reorganization where beneficial ownership of the issued and outstanding shares of the Corporation remains unchanged;

(h)	“Compensation Committee” means the compensation committee of the Board of Directors or such other committee of the Corporation’s Board of Directors that exercises the duties and responsibilities typically assigned to a compensation committee and if no such committee has been established, the Compensation Committee shall mean the Corporation’s full Board of Directors;

(i)	“Effective Date” has the meaning set forth in the preamble;

(j)	“Fiscal Year” means the fiscal year of the Corporation, which is the calendar year;

(k)	“Just Cause” means any reason which would entitle the Corporation to terminate the Executive’s employment without notice or payment in lieu of notice at common law and/or pursuant to the Act and includes, without limiting the generality of the foregoing:

(i)	any wilful act of fraud or theft relating to the Corporation and/or any Affiliates or any of its or their employees or clients; and

(ii)	serious or repeated wilful breach of the Agreement that is not condoned by the Corporation; and

(l)	“Personal Information” means information about an identifiable individual;

(m)	“Salary” means, from time to time, the amount paid to the Executive annually by the Corporation pursuant to section 5.1; and

(n)	“Termination Date” means the date the Corporation provides the Executive with written notice that his employment with the Corporation is terminated, regardless of the reason for the cessation of employment.

Article 2

TERM OF EMPLOYMENT

2.1	This Agreement and the Executive’s employment with the Corporation shall commence on the Effective Date, and shall continue until terminated in accordance with this Agreement.

Article 3

EMPLOYMENT OF THE EXECUTIVE POSITION

3.1	Commencing on the Effective Date, the Executive shall hold the position of Chief Financial Officer and shall report directly to the Chief Executive Officer of the Corporation. As Chief Financial Officer of the Corporation, the Executive shall perform those duties set forth in any applicable position description adopted and amended by the Corporation from time to time, and such other duties as the Executive shall reasonably be directed to perform by the Corporation from time to time in respect of the business and operations of the Corporation and its Affiliates.

Article 4

PERFORMANCE OF DUTIES

4.1	The Executive shall devote substantially all of his or her working time and attention to the performance of his or her duties on behalf of the Corporation and its Affiliates, shall faithfully, honestly and diligently serve the Corporation and its Affiliates and shall use his or her best efforts and skill to promote the best interests of the Corporation and its Affiliates. Notwithstanding the foregoing, the Executive may devote a reasonable amount of time during non-business hours to charitable organizations and boards, provided that such participation does not adversely impact the performance of his or her duties hereunder or breach any of the other terms of this Agreement or any other obligation that the Executive owes the Corporation or any of its Affiliates.

4.2	The Executive agrees to read and abide by all policies and procedures of the Corporation, as such policies and procedures may be implemented and amended from time to time by the Corporation.

Article 5

REMUNERATION AND BENEFITS

5.1	The Corporation shall pay to the Executive an annual salary (“Base Salary”) of USD$150,000 equivalent, adjusted for exchange rate differences on January 1, April 1, July 1 and October 1 annually less statutory deductions, payable in accordance with the Corporation’s usual payroll practices. The Base Salary will be reviewed on an annual basis, and may, in the sole discretion of the Board of Directors, be increased. The Board of Directors may not reduce the Executive’s Base Salary (after taking into account any increase in Base Salary) without the Executive’s consent unless the Corporation reduces the annual base salary of all members of the Corporation’s senior management team on a substantially equivalent basis. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for purposes of this Agreement.

5.2	The Executive shall also be eligible:

(a)	for each full Fiscal Year during the Executive’s term of employment, to earn an annual cash bonus (the “Annual Bonus”) in accordance with the terms hereof and the terms of any annual cash bonus incentive plan maintained for the Corporation’s key executive officers, as may be amended from time to time (the “Cash Bonus Plan”). Except as provided in Article 6 herein, the Executive will not be eligible to receive an Annual Bonus for a Fiscal Year unless the Executive remains in continuous employment with the Corporation through the date on which the Annual Bonus is paid. Under the current terms of the Cash Bonus Plan, during the first quarter of each Fiscal Year, the Compensation Committee, in consultation with the Board of Directors, shall establish threshold, target and maximum performance goals for such Fiscal Year in accordance with the terms of the Cash Bonus Plan. If the target performance goals for a Fiscal Year are attained then the Annual Bonus for such Fiscal Year shall be not less than 20% of the Executive’s Base Salary for such Fiscal Year and if the maximum performance goals for a fiscal year are attained, the Annual Bonus for such fiscal year shall be equal to 100% of the Executive’s Base Salary for such fiscal year, unless the Compensation Committee (with approval from the Board of Directors) determines extraordinary circumstances justify a larger Annual Bonus. At the conclusion of the Fiscal Year the Compensation Committee will review the Executive’s performance relative to the threshold, target and maximum performance goals and if the Compensation Committee determines that the Executive has earned an Annual Bonus for a Fiscal Year, the Company will pay the Annual Bonus to the Executive on or before March 15 of the year following the end of the year for which the Annual Bonus is earned.

(b)	to participate in the Corporation’s benefit plan that may be adopted by the Corporation for its senior executive employees, as may be amended from time to time, at the sole discretion of the Corporation, subject to the terms of the applicable plan documents provided by the relevant carrier; and

(c)	long-term incentive plan or plans that may be adopted by the Corporation for its senior executive employees, as may be amended from time to time, at the sole discretion of the Corporation, subject to terms and conditions of such plan.

5.3	The Executive shall be entitled to paid vacation of six (6) weeks per calendar year (pro-rated for partial calendar years). Vacation entitlements must be taken in the year of service in which it is earned, provided that up to one (1) week of vacation accruing in a year may be carried over and used in the following calendar year. In scheduling such vacation, the Executive shall have regard to the operations of the Corporation and the reasonable directions of the Chief Executive Officer.

5.4	The Executive shall be reimbursed for all reasonable out-of-pocket expenses actually and reasonably incurred by the Executive in connection with the performance of the Executive’s duties hereunder and in accordance with the applicable policies and procedures of the Corporation, as may be amended by the Corporation in its sole discretion from time to time. For all such expenses the Executive shall furnish to the Corporation receipts verifying such expenses.

Article 6

TERMINATION OF THIS AGREEMENT

6.1	The Corporation may terminate the Executive’s employment and this Agreement for Just Cause at any time, without notice and without any payment to the Executive whatsoever, save and except for the payment of any remuneration and benefits that have accrued and are unpaid up to and including the Termination Date, and upon providing any other minimum entitlements as may be required pursuant to the Act.

6.2	The Executive may terminate this Agreement and his employment with the Corporation at any time, for any reason, by providing a minimum thirty (30) days advance written notice to the Corporation (“Minimum Notice Period “). The Executive will use his or her best efforts to advise the Corporation of his or her intended resignation by providing a notice that exceeds the Minimum Notice Period as soon as a decision has been made. The Corporation may, in its sole discretion, waive such notice period in whole or in part, and provide the Executive with the compensation and benefits that the Executive would have received for the balance of the notice period provided by them.

6.3	This Agreement shall automatically terminate upon the death of the Executive and the Executive’s estate will only be entitled to the amounts and entitlements set forth in Section 6.5.

6.4	The Corporation may terminate the Executive’s employment and this Agreement without Just Cause at any time by providing written notice to the Executive, and in such event the Corporation shall pay the Executive, within thirty (30) business days of the Termination Date, the following:

(a)	payment of any remuneration that has accrued and is unpaid up to and including the Termination Date;

(b)	payment of earned but unpaid bonus amounts;

(c)	all accrued and unused vacation pay and reimbursable expenses owing up to and including the Termination Date;

(d)	a lump sum payment representing the following:

(i)	an amount that is equal to 2 multiplied by the Base Salary as at the Termination Date; and

(ii)	an additional amount equal to 2 multiplied by that amount that is the average of the total Annual Bonus amount paid to the Executive over the three (3) most recently completed financial years, provided however that if, at the time of termination of the Executive, three (3) financial years have not been completed, the amount shall be determined on the basis of the number of financial years completed at that time. If the Executive is terminated prior to completion of a financial year, or prior to payment of a bonus, the additional amount shall be equal to fifteen percent (15%) of the amount calculated in Section (d)6.4(d)(i) to compensate the Executive for the loss of eligibility for bonuses and benefits.

6.5	Upon termination of employment for death the Executive’s estate shall only be entitled to (a) payment of any portion of the Salary due and owing up to such date, (b) reimbursement of all expenses properly incurred up to such date, (c) payment for any vacation pay, accrued but unpaid as of the Termination Date; and (d) any other minimum entitlements under the Act.

6.6	The Executive shall be entitled to terminate this Agreement by providing thirty (30) days’ advance written notice to the Corporation within ninety (90) days following a Change of Control (“Change of Control Notice”). Upon receipt of a Change of Control Notice by the Corporation and subject to the expiry of the thirty (30) days’ written notice, the Executive shall be entitled to receive the payments set out in Section 6.4 within thirty (30) business days of the expiry of the thirty (30) days’ written notice period.

6.7	The Executive acknowledges that the termination provisions in this Article 6 are fair and reasonable and that Corporation has no other obligations upon termination of the Executive’s employment except what is required by this Article 6. The Executive will have no action, cause of action, claim or demand against the Corporation, its Affiliates or any other person as a consequence of the termination of the Executive’s employment and hereby expressly waives any entitlement they may have to receive reasonable notice at common law. In exchange for the payments set out in Sections 6.4 and 6.6, the Executive will be required to execute a full and final release in a form provided by the Corporation. The parties agree that because there can be no exact measure of the damages that the Executive would incur as a result of the termination of this Agreement and the Executive’s employment, the payment contemplated in Section 6.4(d)6.4(d) would be deemed to constitute liquidated damages and not a penalty, and the Corporation agrees that the Executive will not be required to mitigate the Executive’s damages.

6.8	Upon the termination of this Agreement and the Executive’s employment with the Corporation for whatever reason, including resignation, or at any time upon request by the Corporation, the Executive will be required to immediately return to the Corporation all written, printed or recorded material, including any computer data of any nature whatsoever, which may be in the Executive’s possession and pertaining in any manner whatsoever to the services performed by the Executive pursuant to this Agreement, the confidential information, or the business of the Corporation or its customers or business partners, and the Executive shall not retain in his or her possession, nor convey to any other person, any written, printed or recorded material whatsoever, including any computer data of any nature, which belongs to the Corporation or its customers or business partners and pertains in any manner whatsoever to the discharge of the Executive’s duties pursuant to this Agreement, the confidential information or the business of the Corporation or its customers or business partners.

The Executive will also be required to immediately return, in good condition, reasonable wear and tear excepted, any and all documents, reports (including commission and outstanding claims reports), books, training materials, checklists, Corporation policy manuals, memoranda, promotional literature, software, computer discs, briefcases, computers, electronic devices, cellular phones, smartphones, tablets, business cards, credit cards, other identification cards, and any other tangible personal property and proprietary data in his or her possession that was provided during the course of employment and that are in the Executive’s possession, charge, control or custody.

6.9	Notwithstanding the termination of the Executive’s employment, or the manner of termination, the provisions of Article 6, Article 7, Article 8, Article 9, Article 10, Article 11 and Article 12 of this Agreement shall survive such termination.

Article 7

RESIGNATION AS DIRECTOR

7.1	If, on or after the Termination Date, and regardless of the reason for the cessation of employment, the Executive is a director of the Corporation or any of its subsidiaries or affiliates, the Executive agrees to immediately resign as a director if requested to do so by the Board of Directors.

Article 8

CONFIDENTIALITY

8.1	The Executive recognizes and understands that in performing the duties and responsibilities of employment as outlined in this Agreement, the Executive will occupy a position of confidence and high fiduciary trust with the Corporation, pursuant to which the Executive will develop and acquire wide experience and knowledge with respect to all aspects of the business of the Corporation, the Corporation, as well as the manner in which such businesses are conducted. It is the express intent and agreement of the Executive and of the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Corporation and not in any manner detrimental to it.

8.2	The Executive further recognizes and understands that in performing the employment duties and responsibilities as outlined in this Agreement, the Executive will become knowledgeable with respect to a wide variety of non-public information concerning the business of the Corporation, which is the exclusive property of the Corporation, the disclosure of which would cause irreparable harm to the Corporation. The Executive therefore agrees that, during the term of this Agreement and following the termination or resignation of the Executive’s employment for any reason, the Executive will not disclose such non-public information to any unauthorized persons, provided that the foregoing restriction shall not apply (i) to such information that becomes public through no fault of the Executive; or (ii) once this Agreement and the Executive’s employment with the Corporation is terminated, to such information that was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation or through the Executive’s involvement with the Corporation.

8.3	Disclosure of any confidential information of the Corporation shall not be prohibited if the disclosure is directly pursuant to a statutory obligation or a valid and existing order of a court or other governmental body or agency within Canada; provided, however, that the Executive shall first have given prompt notice to the Corporation of any possible or prospective statutory obligation or order (or proceeding pursuant to which any order may result), and the Corporation shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

Article 9

FIDUCIARY OBLIGATION

9.1	The Executive acknowledges and agrees that the Executive is a fiduciary of the Corporation and the Executive agrees to be bound by his or her fiduciary obligations while employed and following his or her resignation or termination from the Corporation for any reason.

Article 10

NOTICE

10.1	Any notice required to be given hereunder shall be in writing and sufficiently made if sent by e-mail transmission, or delivered personally or mailed by prepaid registered mail to the parties at their respective addresses herein.

(a)	The Executive:

Darcy Campbell
129 Tusslewood Drive NW
Calgary, Alberta T3L 2V2

(b)	The Corporation:

First Person Ltd.
1840, 444 5th Ave SW
Calgary, Alberta T2P 2T8

Attn: Cory Rosenberg

Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or sent by email transmission, or, if mailed, on the fifth business day following the mailing thereof. Either party may change its address for service by giving written notice hereunder.

Article 11

PRIVACY AND PERSONAL DATA

11.1	The Executive acknowledges and agrees that the Executive will take all necessary and reasonable steps to protect and maintain Personal Information of the employees, consultants or customers of the Corporation obtained in the course of the Executive’s employment with the Corporation. The Executive shall take all necessary and reasonable steps to comply, and shall assist the Corporation to comply, with all Applicable Privacy Laws.

11.2	The Executive acknowledges and agrees that the disclosure of the Executive’s Personal Information may be required as part of the ongoing operations of the Corporation, as required by law or regulatory agencies, as part of the audit process of the Corporation, as part of a potential business or commercial transaction with a third party acquiror, or as part of the Corporation’s management of the employment relationship, and the Executive hereby grants consent as may be required by Applicable Privacy Laws to such Personal Information disclosure.

11.3	The Executive acknowledges that it has no expectation of privacy regarding any information, items or material stored at the Corporation’s premises, including without limitation any data stored on the Corporation’s computers (including any laptops, smartphones or other electronic device provided to the Executive by the Corporation) or network, such as email. The Corporation reserves the right to disclose and monitor communications made by the Executive using the Corporation’s facilities and resources, whether electronic or physical. Without limiting the foregoing, the Executive further acknowledges that the full contents of the Executive’s email and stored data may be made known to other Corporation employees as required in the normal course of the Corporation’s operations, both during and after the Executive’s employment with the Corporation.

Article 12

GENERAL PROVISIONS

12.1	Any waiver by a party of any breach of any provision of this Agreement by the other party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by either party.

12.2	The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

12.3	All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neuter genders.

12.4	The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, other legal personal representatives, successors and permitted assigns.

12.5	This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all previous agreements, understandings, negotiations and discussions, whether oral or written between the parties.

12.6	This Agreement may not be assigned by the Executive. The Corporation may, in its sole discretion, assign this Agreement without the Executive’s consent to any successor or Affiliate and the Corporation’s rights under this Agreement shall be enforceable by any successor or assign of the Corporation.

12.7	All references to dollars in this Agreement are to U.S. Dollars unless otherwise stated.

12.8	This Agreement, and any dispute arising under or relating to this Agreement, will in all respects, be governed by and construed in accordance with the internal substantive and procedural laws of the Province of Alberta, without regard to any conflicts of laws principles. The parties irrevocably and unconditionally (a) submit to the exclusive jurisdiction of the applicable courts located in Alberta (the “Courts”) for the purpose of any suit, action or other proceeding arising under or relating to this Agreement, (b) agree not to commence any suit, action or other proceeding arising under or relating to this Agreement except in the Courts, and (c) waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Courts.

12.9	If any Section, paragraph, subparagraph or provision of this Agreement is determined to be unenforceable by a court of competent jurisdiction then such provision shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.10	The Executive acknowledges that it has carefully read and considered the provisions of this Agreement. The Executive further acknowledges that it has had the opportunity to seek independent legal advice, and has either obtained such independent legal advice with regard to this Agreement, or has expressly determined not to seek such advice. The Executive further acknowledges that they are entering into this Agreement with full knowledge of the contents, nature and consequences of this Agreement.

12.11	The parties acknowledge that the Corporation intends to abide by its obligations under the Act and to the extent that any provision or of this Agreement provides the Executive fewer or lesser benefits or entitlements, only the minimum benefits or entitlements under the Act shall be provided to the Executive in lieu of the applicable provision in this Agreement.

12.12	This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which will be an original, but all of which together will constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

12.13	This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto.

[Signature Page to Follow.]

IN WITNESS WHEREOF the parties hereto have signed, sealed and delivered this Agreement as of the day and year first written above.

FIRST PERSON LTD.

By:
Name:	Cory Rosenberg, CEO & President
Title:

Witness	DARCY CAMPBELL